Exhibit 10(g)

SALARY ADJUSTMENTS FOR NAMED EXECUTIVE OFFICERS

Set forth below are the 2006 annual salaries for the named executive officers that will be reimbursed by the Company to Alfa Mutual Insurance Company (AMI) under a Management and Operating Agreement between the companies:

2006 Salary[1]
Jerry Newby	$324,229
Lee Ellis	$278,106
Wayne Hawkins[2]	$202,193
Bill Harper	$219,959
John Jung	$162,450

[1]	The 2006 salary figures assume that the percentage of salary reimbursed by the Company to AMI will remain at the same level as 2005. The amounts reimbursed to AMI by the Company could change in the future.
[2]	Wayne Hawkins retired as Executive Vice President, Marketing effective March 1, 2006.